Consent of Independent Registered Public Accounting Firm

CounterPath Corporation
Vancouver, Canada

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated July 8, 2014, relating to the consolidated financial statements of CounterPath Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
March 2, 2015

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.